CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 33-12000) of our report dated April 27, 2012, relating to the statutory financial statements and financial statement schedules of United Investors Life Insurance Company (prepared using accounting practices prescribed or permitted by the Nebraska Department of Insurance), which appears in such Registration Statement.  We also consent to the use in this Registration Statement on Form N-4 (File No. 33-12000) of our report dated April 30, 2012, relating to the financial statements of the United Investors Annuity Variable Account, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
April 30, 2012